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                                                                EXHIBIT 10.10(d)



                        CONTINGENCY EMPLOYMENT AGREEMENT

          THIS AGREEMENT is entered into on _____, 199_, between HEXCEL COR-PORATION, a California corporation ("Hexcel") and the undersigned "Employee" on the basis of the following facts and understandings:

                                R E C I T A L S:

          A. Employee is presently an employee of Hexcel and is considered by Hexcel to be a key employee.

          B. There is no written employment contract between Hexcel and Employee and both parties acknowledge that this allows Hexcel to discharge Employee at any time and also allows Employee to terminate employment at any time. In the context of Hexcel's current management and policies, both parties are satisfied to continue in this fashion.

          C. Employee is concerned that, should a Change in Control (as defined in Section 2.6) of Hexcel occur, Employee's future could be adversely affected. In order to induce Employee to continue the existing employment relationship, Hexcel has agreed to provide Employee with some security if there should be a Change in Control. The purpose of this document is to set forth that agreement.

          THEREFORE, in consideration of the foregoing and of Employee's continuing employment with Hexcel, and intending to be legally bound hereby, the parties agree as follows:

                               A G R E E M E N T :

          1. CURRENT EMPLOYMENT. Employee shall continue as an employee of Hexcel on the same terms and conditions as are presently in effect. Employee acknowledges that, prior to a Change in Control, Hexcel may change such terms and conditions or terminate Employee's employment at any time in its own and sole discretion.

          2. CONTINGENT EMPLOYMENT. If there should be a Change in Control, the following terms shall apply:

          2.1 EMPLOYMENT FOR FOUR YEARS. Hexcel hereby employs Employee and Employee hereby accepts employment with Hexcel for a period of four (4) years beginning on the day that a Change in Control occurs. Said four-year period shall hereafter be called the "Employment Period." However, Hexcel shall have the right to terminate this Agreement prior to the expiration of the Employment Period (i) for "Cause" (as defined in Section 5.5) or (ii) at any time after Employee reaches age 65, for any reason and in its own sole discretion, upon (in the case of this clause (ii) only) payment to Employee of a termination payment equal to one (1) year's base salary (salary based upon the greater of Employee's rate of base salary in effect on the date of termination of this Agreement or Employee's rate of base salary in effect on the day immediately preceding commencement of the Employment Period) plus one (1) year of Employee's average annual incentive bonus calculated pursuant to Section 5.2(c) of this Agreement.

          2.2 GENERAL DUTIES. Employee shall serve Hexcel during the Employment Period in the same general level of capacity as immediately prior to the commencement of the Employment Period, or at some higher level for which he is suited if so directed by Hexcel's President or Board of Directors (the "Board"). Employee shall at all times be subject to the direction of Hexcel's President and to the policies established by the Board,



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consistent with the foregoing. Employee shall, to the best of his ability and experience, at all times loyally and conscientiously perform all duties and obligations required of him hereunder, provided, however, that Employee may terminate his employment hereunder for Good Reason (as defined in Section 5.6).

          2.3 SALARY. During the Employment period, Employee shall receive a basic salary at a rate of not less than the rate in effect on the day immediately preceding commencement of the Employment Period, and shall receive annual increases consistent with Hexcel's salary increase policy, but in no event less than five percent (5%) annually. Said salary shall be payable not less often than monthly, in accordance with Hexcel's general payroll policies.

          2.4 BONUS. Hexcel's incentive bonus plan, as in effect immediately prior to commencement of the Employment Period, shall continue to apply to Employee during the Employment Period, and the target level of earnings and bonus potential applicable to Employee during each year of the Employment Period shall be the target level of earnings and bonus potential applicable to Employee for the year in which the Employment Period commences. Notwithstanding the preceding sentence, Hexcel may, during the Employment Period, adopt a new, substitute bonus arrangement in which Employee participates. However, neither under Hexcel's then existing bonus plan nor any later adopted substitute shall Employee's bonus, during the Employment Period, be reduced below the average annual bonus earned by Employee for the five (5) years immediately preceding the year in which the Employment Period commences. Said bonus shall accrue during any partial year preceding the Employment Period and shall be paid within a reasonable time following the



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end of the year in which the Employment Period commences.

          2.5 FRINGE BENEFITS. During the Employment Period, Employee shall be entitled to fringe benefits (including without limitation the use of a company car, reimbursable expenses, health and dental benefits, group health, disability and life insurance, etc.) accorded to other employees of Hexcel at the same level of employment classification (I.E., position) as Employee.

          2.6 CHANGE IN CONTROL DEFINED. For purposes of this Agreement, Change in Control shall mean a change in control of Hexcel of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("Exchange Act"); provided that, without limitation, a Change in Control shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

          (I) any Person (as defined in this Section 2.6) is or becomes the beneficial owner, directly or indirectly, of securities of Hexcel representing thirty percent (30%) or more of the combined voting power of Hexcel's then outstanding securities;

          (II) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with Hexcel to effect a transaction described in clause (I), (III) or (IV) of this paragraph) whose election by the Board or nomination for election by Hexcel's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election



                                        4

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or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (III) the shareholders of Hexcel approve a merger or consolidation of Hexcel with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of Hexcel outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Hexcel, at least seventy percent (70%) of the combined voting power of the voting securities of Hexcel or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Hexcel (or similar transaction) in which no Person acquires more than fifty percent (50%) of the combined voting power of Hexcel's then outstanding securities; or

          (IV) the shareholders of Hexcel approve a plan of complete liquidation of Hexcel or an agreement for the sale or disposition by Hexcel of all or substantially all of Hexcel's assets.

          "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, Person shall not include (i) Hexcel or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Hexcel or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of Hexcel in substantially the same



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proportions as their ownership of stock of Hexcel.

          3. OBLIGATIONS OF HEXCEL. During the Employment Period, Hexcel shall provide Employee with an office, stenographic help, office equipment and supplies, and such other facilities and services as are suitable to Employee's position and adequate for the performance of his or her duties.

          4. OBLIGATIONS OF EMPLOYEE. During the term of this contract Employee shall not, directly or indirectly, either as employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Hexcel.

          5.  DAMAGES.

          5.1 INTENT TO LIQUIDATE DAMAGES. The employment provisions in this Agreement are a material inducement to Employee in continuing to render services to Hexcel until commencement of the Employment Period and thereafter. The parties acknowledge that, if during the Employment Period, Hexcel should terminate Employee's employment without Cause or Employee should terminate his employment for Good Reason, Employee would be required to bring legal action for damages and that questions of mitigation of damages would be presented which would be difficult to resolve prior to expiration of the Employment Period. For the sake of certainty and to avoid the cost, difficulty and delay of proving damages in such circumstances, both parties wish to agree upon a liquidated measure of damages in the event of such termination or in the event Hexcel breaches Section 6.3 of this Agreement.

          5.2 LIQUIDATION AMOUNT. If during the Employment Period, Hexcel fails to comply with Section 6.3 or the Employee's employment terminates, unless such termination is (i) by Hexcel for Cause, (ii) by Hexcel pursuant to Section 2.1(ii) or (iii) by Employee without Good Reason (as defined in Section 5.6), Hexcel shall pay to Employee not later than ten (10) days after the Date of Termination (as defined in Section 5.7(b) a lump sum termination payment, as liquidated damages, equal to (a) seventy-five percent (75%) of Employee's base salary for the remainder of the Employment Period or until the Employee would reach the age of 66, whichever is less, plus (b) an additional fifteen percent (15%) of such base salary for the remainder of the Employment Period to compensate for loss of fringe benefits, plus (c) one hundred percent (100%) of the average annual incentive bonus actually paid to Employee for the last five full fiscal years preceding such termination (or the period of Employee's participation in Hexcel's bonus program, if shorter) multiplied by the number of years from the Date of Termination to the end of the Employment Period or until Employee would reach the age of 66, whichever is less, any partial year to be prorated by multiplying such average annual incentive bonus by a fraction with the number of days in such partial year as the numerator and the 360 as the denominator. Employee shall not be required to mitigate the amount of any payment provided for in this Section 5.2 by seeking other employment or otherwise; nor shall Employee's income from any source after such termination be deducted for any reason from the sum computed under this Section 5.2. A failure by Hexcel to comply with Section 6.3 shall entitle Employee to compensation from Hexcel in the same amount and on the same terms as Employee would be entitled to hereunder if Employee were to terminate employment for Good Reason



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during the Employment Period, except that for purposes of implementing the foregoing, the date on which any succession described in Section 6.3 becomes effective shall be deemed the Date of Termination.

          5.3 CONTINUATION OF COMPENSATION. If during the Employment Period, Employee's employment is terminated other than for Cause (as defined in Section 5.5) or upon Employee reaching age 65, or a dispute arises as to whether Hexcel had Cause for termination, or Employee terminates this Agreement for Good Reason and Hexcel disputes the grounds for such termination, then Hexcel shall continue to provide to Employee the salary, bonus and fringe benefits (or, with the consent of Employee, a money payment equivalent to the value of the fringe benefits) for the remainder of the Employment Period or until the dispute is settled or adjudicated. The parties acknowledge that if Hexcel should fail to honor its obligations under this Section 5.3, Employee could be irreparably injured by, among other things, not being able to support himself or herself and also support the enforcement of his or her rights under this Agreement, and accordingly the eventual award of damages would under the circumstances not be an adequate remedy. Both parties therefore agree that Hexcel's obligations under this Section 5.3 shall be enforceable by issuance from a court exercising equitable jurisdiction of a mandatory injunction directing Hexcel to make the payments in question during the pendency of any such dispute, unless the court determines by clear and convincing evidence that such an order is manifestly inequitable.

          5.4 ENFORCEMENT COSTS. Hexcel shall pay to Employee all legal fees and expenses incurred by Employee as a result of a termination of employment during the



                                        8

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Employment Period, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Such payments shall be made within five (5) business days after delivery of Employee's written requests for payment accompanied with such evidence of fees and expenses incurred as Hexcel reasonably may require.

          5.5 CAUSE DEFINED. "Cause" for termination of employment shall consist of the following:

               (a) Gross misconduct specifically intended to insure or cause financial loss to Hexcel, and failure to discontinue same within thirty (30) days after written notice thereof;

               (b) Habitual disregard of duties and failure to cure such disregard within thirty (30) days after written notice thereof;

               (c)  Habitual drunkenness or habitual use of illegal drugs;

               (d) Conviction of a felony or the pleading of nolo contendere to a felony, provided such conviction or pleading results in incarceration in a state prison;

               (e) Conviction of, or the pleading of nolo contendere to, a crime involving dishonesty in dealing with company property, such as theft, embezzlement, etc.

          Hexcel's termination of Employee's employment for Cause shall be its sole remedy arising from such Cause.

          5.6 GOOD REASON DEFINED. "Good Reason" for termination by Employee of Employee's employment shall mean the occurrence (without Employee's express written consent) during the Employment Period of any one of the following acts by Hexcel, or



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failures by Hexcel to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI), (VII), or (VIII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

          (I) a substantial adverse alteration in the nature or status of Employee's responsibilities from those in effect immediately prior to the commencement of the Employment Period;

          (II) reduction by Hexcel in Employee's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

          (III) Hexcel's requiring Employee to be based anywhere other than the metropolitan area in which Employee was based immediately prior to the commencement of the Employment Period except for required travel on Hexcel's business to an extent substantially consistent with Employee's present business travel obligations;

          (IV) the failure by Hexcel without Employee's consent, to pay to Employee any portion of Employee's current compensation or to pay to Employee any portion of an installment of deferred compensation under any deferred compensation program of Hexcel, within seven (7) days of the date such compensation is due;

          (V) the failure by Hexcel to continue in effect any compensation plan in which Employee participates immediately prior to the commencement of the Employment Period which is material to Employee's total compensation, or any substitute plans adopted prior to the commencement of the Employment Period, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Hexcel to continue Employee's participation therein (or in such



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substitute or alternative plan on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants, as existed at the time of the commencement of the Employment Period;

          (VI) the failure by the Company to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of Hexcel's pension, life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of the commencement of the Employment Period, the taking of any action by Hexcel which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the commencement of the Employment Period, or the failure by Hexcel to provide Employee with the number of paid vacation days to which Employee is entitled on the basis of years of service with Hexcel in accordance with Hexcel's normal vacation policy in effect at the time of the commencement of the Employment Period; or

          (VII) any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 5.7; for purposes of this Agreement, no such purported termination shall be effective.

          Employee's right to terminate Employee's employment for Good Reason shall not be affected by Employee's incapacity due to physical or mental illness. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

          5.7  TERMINATION PROCEDURES AND COMPENSATION
                 DURING DISPUTE.

          a. NOTICE OF TERMINATION. During the Employment Period, any purported



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termination of Employee's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 6.1. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Employee was guilty of conduct within the definition of Cause herein, and specifying the particulars thereof in detail.

          (b) DATE OF TERMINATION. "Date of Termination", with respect to any purported termination of Employee's employment during the Employment Period, shall mean the date specified in the Notice of Termination (which, in the case of a termination by Hexcel, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Employee, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

          (c) DISPUTE CONCERNING TERMINATION. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined



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without regard to this Section 5.7), the party receiving such Notice of
Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a binding and final arbitration award; provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

          5.8 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment (whether pursuant to the terms of this Agreement ("Severance Payments") or any other plan, arrangement or agreement with Hexcel, any Person whose actions result in a Change in Control or any Person affiliated with Hexcel or such person) (collectively with the Severance Payments, "Total Payments") would not be deductible (in whole or part) as a result of section 280G of the Code by Hexcel, an affiliate or other Person making such payment or providing such benefit, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the cash Severance Payments shall first be reduced (if necessary, to zero), and all other non-cash Severance Payments shall next be reduced (if necessary, to zero). For purposes of this limitation (a) no portion of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken



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into account, (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Hexcel's independent auditors and reasonably acceptable to Employee does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, including by reason of
Section 280G(b)(4)(A) of the Code, (c) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (a) or (b)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (b); and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Hexcel's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

          6.  GENERAL PROVISIONS.

          6.1 NOTICES. All notices, requests, demands, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been given within twenty-four (24) hours after being sent by certified mail, postage prepaid, return receipt requested and addressed to Hexcel at its principal executive office, to the attention of its President, with a copy to its Vice President for personnel and to Employee at the address set forth below his or her signature or at any other address which a party shall give notice of pursuant to this Section.

          6.2 INTERPRETATION. The Paragraph and Section headings in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe



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the scope or intent of this Agreement or any provisions thereof, or in any way affect this Agreement. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the provisions of the laws of the State of California applicable to Agreements entered into in California and to be performed entirely within that state.

          6.3  SUCCESSORS; BINDING EFFECT.

               (a) Hexcel shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Hexcel, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Hexcel would be required to perform it if no such succession had taken place. As used in this Agreement, "Hexcel" shall mean Hexcel Corporation and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6.3(a) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts are payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to



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Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

          6.4 SETTLEMENT OF DISPUTES, ARBITRATION. All claims by Employee for benefits under this Agreement shall be directed to and determined the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Employee for a review of the decision denying a claim and shall further allow Employee to appeal to the Board a decision of the Board within sixty (60) days after notifi-cation by the Board that Employee's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in California in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of Employee's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          6.5 WAIVER. No waiver by either party hereto with respect to performance of any of the provisions of this Agreement shall be binding unless expressed in writing and signed by Employee and such officer as designated by the Board nor be deemed a waiver of any preceding or succeeding required performance hereunder.

          6.6 MODIFICATION. No provision of this Agreement may be modified unless such modification is agreed to in writing by and signed by Employee and such officer as



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

designated by the Board.

          6.7 WITHHOLDING. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Employee has agreed.

          6.8 SURVIVAL OF OBLIGATIONS. The obligations of Hexcel and Employee under Paragraph 5 shall survive the expiration of the term of this Agreement.

          6.9 SEVERABILITY. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

          6.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all or which together will constitute one and the same instrument.

          6.11 ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes any prior or contemporaneous written or oral agreements between them respecting the subject matter, including without limitation any "Contingency Employment Agreement" having an earlier date from that set forth in the introduction to this Agreement.



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

          TO EVIDENCE THEIR AGREEMENT to the foregoing, the parties have executed this Agreement the day and year first above written.

EMPLOYEE                                     HEXCEL CORPORATION, a
                                             California corporation


_____________________________                By_______________________________


Address:

______________________________

______________________________



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